Exhibit 99.1
Press Release
DENVER, CO – July 26, 2022	Contact: Trent Trujillo
Email: ttrujillo@udr.com

UDR ANNOUNCES SECOND QUARTER 2022 RESULTS

AND INCREASES CERTAIN FULL-YEAR 2022 GUIDANCE RANGES

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its second quarter 2022 results. Net Income, Funds from Operations (“FFO”), FFO as Adjusted (“FFOA”), and Adjusted FFO (“AFFO”) per diluted share for the quarter ended June 30, 2022 are detailed below.

	Quarter Ended June 30
Metric	2Q 2022 Actual	2Q 2022 Guidance	2Q 2021 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.01	$0.04 to $0.06	$0.04	$(0.03)	(75)%
FFO per diluted share	$0.52	$0.55 to $0.57	$0.52	$0.00	0%
FFOA per diluted share	$0.57	$0.55 to $0.57	$0.49	$0.08	16%
AFFO per diluted share	$0.52	$0.50 to $0.52	$0.44	$0.08	18%
●	Same-Store (“SS”) results for the second quarter 2022 versus the second quarter 2021 and the first quarter 2022 are summarized below.

	Concessions reflected on a cash basis:		Concessions reflected on a straight-line basis:
SS Growth / (Decline)	Year-Over-Year (“YOY”): 2Q 2022 vs. 2Q 2021	Sequential: 2Q 2022 vs. 1Q 2022	Year-Over-Year (“YOY”): 2Q 2022 vs. 2Q 2021	Sequential: 2Q 2022 vs. 1Q 2022
Revenue	11.4%	2.3%	11.2%	3.0%
Expense	4.2%	(0.1)%	4.2%	(0.1)%
Net Operating Income (“NOI”)	14.7%	3.3%	14.4%	4.4%
●	The Company’s effective blended lease rate growth for the second quarter 2022 was 17.4 percent, an acceleration of 330 basis points compared to the first quarter 2022.

●	As previously announced, during the quarter, the Company acquired one community for $207.5 million, three land sites for future development for an aggregate purchase price of $135.2 million, and committed a total of $100.3 million to three Developer Capital Program (“DCP”) investments. Subsequent to quarter-end, the Company fully funded $102.0 million to a DCP investment in a portfolio of stabilized communities.

●	During the quarter, the Company settled approximately 6.5 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net price per share, after adjustments, of $53.98 for proceeds of approximately $351.0 million, leaving $282.1 million of forward equity agreements at an average price per share of approximately $57.57 yet to be settled.

●	As previously announced, during the quarter, the Company committed to invest $10.0 million into the RET Ventures ESG Fund to identify in-home and property-wide real estate technologies that are intended to help UDR, its residents, and others address climate change by reducing our collective carbon footprint. In addition, subsequent to quarter-end, the Company appointed Patsy Doerr to Senior Vice President – Chief ESG and People Officer. These actions further support UDR’s best-in-class commitment to engaging in socially responsible ESG activities.

“Our second quarter earnings results met the high end of our expectations provided in April due to our differentiated approach to maximizing rental rate growth and continued accretion from our well-timed 2021 acquisitions and recent DCP investments,” said Tom Toomey, UDR’s Chairman and CEO. “Supported by stronger-than-anticipated pricing power and value-creating operating innovations we continue to implement, we raised full-year 2022 guidance expectations for the second time this year and currently project our 2023 same-store revenue growth earn-in to be 5 percent.”

Outlook

For the third quarter 2022, the Company has established the following earnings guidance ranges and the Company has increased its previously provided full-year 2022 Same-Store and certain earnings guidance ranges(1):

	3Q 2022 Outlook	2Q 2022 Actual	Updated Full-Year 2022 Outlook	Prior Full-Year 2022 Outlook	Change to 2022 Guidance, at Midpoint
Net Income/(Loss) per diluted share	$0.06 to $0.08	$0.01	$0.19 to $0.23	$0.24 to $0.30	$(0.06)
FFO per diluted share	$0.58 to $0.60	$0.52	$2.23 to $2.27	$2.24 to $2.30	$(0.02)
FFOA per diluted share	$0.58 to $0.60	$0.57	$2.29 to $2.33	$2.25 to $2.31	$0.03
AFFO per diluted share	$0.53 to $0.55	$0.52	$2.09 to $2.13	$2.05 to $2.11	$0.03
YOY Growth/(Decline): concessions reflected on a cash basis:
SS Revenue	N/A	11.4%	10.0% to 11.0%	8.5% to 10.0%	1.25%
SS Expense	N/A	4.2%	3.5% to 4.5%	3.0% to 4.0%	0.50%
SS NOI	N/A	14.7%	12.5% to 14.0%	10.75% to 12.75%	1.50%
YOY Growth/(Decline): concessions reflected on a straight-line basis:
SS Revenue	N/A	11.2%	10.5% to 11.5%	9.0% to 10.5%	1.25%
SS NOI	N/A	14.4%	13.25% to 14.75%	11.5% to 13.5%	1.50%
(1)

Additional assumptions for the Company’s third quarter and 2022 outlook can be found on Attachment 14 of the Company’s related quarterly Supplemental Financial Information (“Supplement”). A reconciliation of FFO per share, FFOA per share, and AFFO per share to GAAP Net Income per share can be found on Attachment 15(D) of the Company’s related quarterly Supplement. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 15(A) through 15(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplement.

Second Quarter 2022 Operating Results

In the second quarter, total revenue increased by $57.8 million YOY, or 18.6 percent, to $369.2 million. This increase was primarily attributable to growth in revenue from Same-Store communities and past accretive external growth investments. The second quarter annualized rate of resident turnover increased by 270 basis points versus the prior year period to 50.1 percent.

“Blended lease rate growth continued to accelerate to 17.4 percent in the second quarter and remains in the mid-to-high teens in July,” said Mike Lacy, UDR’s Senior Vice President of Operations. “High occupancy, low resident turnover, improving collection trends, and relative affordability compared to other forms of housing continue to support strong demand for multifamily residences and above-trend sequential same-store growth.”

Since the second quarter 2020 (or the first full quarter in which results were impacted by the COVID-19 pandemic), the Company has consistently achieved total cash revenue collections as a percentage of billed revenue in the 98.0%-98.5% range and expects collections to remain within this range throughout 2022. For the second quarter 2022, the Company recorded a residential bad debt reserve of $12.8 million, including $0.5 million for the Company’s share from unconsolidated joint ventures. This compares to a quarter-end accounts receivable balance of $22.8 million, a decrease of $1.6 million versus the Company’s quarter end accounts receivable balance as of the end of the first quarter 2022.

In the table below, the Company has presented YOY Same-Store results by region, with concessions accounted for on both cash and straight-line bases.

Summary of Same-Store Results in Second Quarter 2022 versus Second Quarter 2021

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	12.6%	1.3%	16.7%	34.7%	96.7%	(0.2)%
Mid-Atlantic	6.3%	4.1%	7.3%	20.8%	97.4%	0.3%
Northeast	11.8%	3.7%	16.6%	18.6%	97.2%	0.5%
Southeast	15.6%	8.8%	18.9%	13.2%	97.0%	(0.7)%
Southwest	11.4%	6.5%	14.5%	6.9%	97.3%	0.2%
Other Markets	12.9%	5.6%	15.9%	5.8%	97.2%	(0.6)%
Total (Cash)	11.4%	4.2%	14.7%	100%	97.1%	0.0%
Total (Straight-Line)	11.2%	4.2%	14.4%	-	-	-
(1)	Based on 2Q 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

In the table below, the Company has presented sequential Same-Store results by region, with concessions accounted for on both cash and straight-line bases.

Summary of Same-Store Results in Second Quarter 2022 versus First Quarter 2022

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	2.0%	(2.0)%	3.3%	34.7%	96.7%	(0.5)%
Mid-Atlantic	2.1%	0.6%	2.8%	20.8%	97.4%	0.1%
Northeast	1.0%	(3.4)%	3.4%	18.6%	97.2%	(0.2)%
Southeast	4.7%	3.4%	5.3%	13.2%	97.0%	(0.3)%
Southwest	3.0%	4.4%	2.2%	6.9%	97.3%	0.0%
Other Markets	2.7%	4.7%	2.0%	5.8%	97.2%	0.0%
Total (Cash)	2.3%	(0.1)%	3.3%	100%	97.1%	(0.2)%
Total (Straight-Line)	3.0%	(0.1)%	4.4%	-	-	-
(1)	Based on 2Q 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

For the six months ended June 30, 2022, total revenue increased by $113.6 million YOY, or 18.5 percent, to $726.4 million. This increase was primarily attributable to growth in revenue from acquired and Same-Store communities. The full-year rate of turnover decreased by 120 basis points versus the prior year period to 42.3 percent.

In the table below, the Company has presented year-to-date (“YTD”) Same-Store results by region, with concessions accounted for on cash and straight-line bases, for the six months ended June 30, 2022.

Summary of Same-Store Results YTD 2022 versus YTD 2021

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	12.2%	2.5%	15.8%	34.9%	96.9%	0.5%
Mid-Atlantic	6.7%	4.7%	7.6%	21.0%	97.4%	0.7%
Northeast	11.2%	2.9%	16.3%	18.1%	97.3%	1.3%
Southeast	14.8%	7.5%	18.5%	13.1%	97.2%	(0.2)%
Southwest	11.3%	5.6%	14.9%	7.0%	97.3%	0.3%
Other Markets	13.1%	4.9%	16.6%	5.9%	97.2%	(0.2)%
Total (Cash)	11.1%	4.2%	14.4%	100%	97.2%	0.5%
Total (Straight-Line)	10.5%	4.2%	13.5%	-	-	-
(1)	Based on YTD 2022 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplemental Financial Information.
(2)	Weighted average Same-Store physical occupancy for YTD 2022.

Transactional Activity

The table below summarizes the Company’s transactional activity completed during the quarter.

Community / Property	Location (MSA)	Purchase Price ($ millions)	Homes	Avg. Monthly Revenue per Occupied Home(1)	Physical Occupancy(1)
Acquisitions
Bradlee Danvers	Boston, MA	$207.5	433	$2,670	98.4%
(1)	Average Monthly Revenue per Occupied Home and Physical Occupancy are weighted averages for the quarter ended June 30, 2022.

This property is located proximate to wholly owned UDR communities, which the Company expects should drive additional operating efficiencies through its Next Generation Operating Platform and other operating initiatives.

Development Activity and Other Projects

During the second quarter, the Company continued to deliver apartment homes at Cirrus (Denver, CO), The George Apartments (King of Prussia, PA), and Vitruvian West Phase 3 (Addison, TX), all of which continue their successful lease-ups.

At the end of the second quarter, the Company’s development pipeline totaled $599.5 million and was 66.9 percent funded. The Company’s active development pipeline includes six communities, one each in Dublin, CA; King of Prussia, PA; Washington, D.C.; and Tampa, FL; and two communities in Addison, TX, for a combined total of 1,540 homes.

The table below summarizes the Company’s land acquisitions for future development completed during the quarter.

Land Site	Location (MSA)	Purchase Price ($ millions)
488 Riverwalk	Fort Lauderdale, FL	$16.0
3001 Iowa Avenue(1)	Riverside, CA	$29.0
2727 Turtle Creek (includes 3 phases)	Dallas, TX	$90.2
Total		$135.2
(1)	Acquisition of 3001 Iowa Avenue included two operating retail parcels with a real estate basis of $15.5 million.

At the end of the second quarter, the Company’s pipeline of densification projects, which features the addition of 45 new apartment homes at two communities, totaled $26.0 million and was 53.1 percent funded.

DCP Activity

During the quarter, the Company committed to invest $100.3 million in three DCP projects, as summarized below.

Community / Type	Location (MSA)	Commitment ($ millions)	Homes	Return Rate	Investment Type
Heirloom / Recapitalization	Portland, OR	$16.2	286	8.25%	Preferred Equity
Menifee / New Development	Menifee, CA	$24.4	237	11.0%(1)	Secured Loan
Riverside / New Development	Riverside, CA	$59.7	482	11.0%(1)	Secured Loan
Total / Weighted Average		$100.3	1,005	10.6%
(1)	In addition to an 11.0 percent return rate, the Company received an origination fee equal to 1 percent of the loan amount. The fee was fully earned at closing, is payable upon disbursement of the loan amount, and will be recognized in earnings over the life of the investment.

Subsequent to quarter-end, the Company committed to invest, and fully funded, $102.0 million at a return rate of 8.0 percent to a DCP investment in a portfolio of 14 stabilized communities valued at approximately $900 million as part of a recapitalization.

At the end of the second quarter, the Company’s investments under its DCP platform, including accrued return, totaled $384.4 million with a weighted average return rate of 10.0 percent, and a weighted average estimated remaining term of 3.2 years.

Capital Markets and Balance Sheet Activity

“We continued to create value for shareholders through approximately $550.0 million of external growth activity, primarily funded by the settlement of attractively-priced forward equity agreements,” said Joe Fisher, UDR’s President and Chief Financial Officer. “Our balance sheet remains in a strong position due to available liquidity totaling $1.3 billion, and no meaningful debt maturities until 2024. In addition, we continue to improve our leverage metrics: second quarter net debt-to-EBITDAre of 6.2x declined more than a full turn versus a year ago, and we expect year-end net debt-to-EBITDAre and fixed charge coverage will both further improve to the mid-5x range by year-end.”

During the quarter, the Company settled approximately 6.5 million shares of common stock under its previously-announced forward equity sales agreements at a weighted average net share price, after adjustments, of $53.98 for proceeds of approximately $351.0 million.

As of June 30, 2022, the Company had $1.3 billion of liquidity through a combination of cash, undrawn capacity on its credit facilities and estimated proceeds of approximately $282.1 million from the potential future settlement of approximately 4.9 million shares subject to previously-announced forward equity sale agreements (at an initial forward price per share of approximately $57.57, which is subject to adjustment at settlement to reflect the average federal funds rate and the amount of dividends paid to holders of UDR common stock over the term of the applicable forward equity sale agreements). The final date by which shares sold under these forward sale agreements must be settled is March 30, 2023. Please see Attachment 14 of the Company’s related quarterly Supplement for additional details on projected capital sources and uses.

The Company’s total indebtedness as of June 30, 2022 was $5.5 billion with no remaining consolidated maturities until 2024, excluding principal amortization and amounts on the Company’s commercial paper program. In the table below, the Company has presented select balance sheet metrics for the quarter ended June 30, 2022 and the comparable prior year period.

	Quarter Ended June 30
Balance Sheet Metric	2Q 2022	2Q 2021	Change
Weighted Average Interest Rate	2.85%	2.71%	0.14%
Weighted Average Years to Maturity(1)	7.1	7.5	(0.4)
Consolidated Fixed Charge Coverage Ratio	5.4x	4.8x	0.6x
Consolidated Debt as a percentage of Total Assets	33.6%	36.9%	(3.3)%
Consolidated Net-Debt-to-EBITDAre	6.2x	7.4x	(1.2)x
(1)	If the Company’s commercial paper balance was refinanced using its line of credit, the weighted average years to maturity would be 7.3 years without extensions and 7.4 years with extensions for 2Q 2022 and 7.7 years without extensions and 7.8 years with extensions for 2Q 2021.

ESG

As previously announced, during the quarter, the Company committed to invest $10.0 million into the RET Ventures ESG Fund, which serves to identify in-home and property-wide real estate technologies that are intended to help UDR, its residents, and others address climate change by reducing our collective carbon footprint. In addition, the Company is actively engaging with the Science Based Targets initiative to establish how it can contribute to a lower-carbon future. These actions further support UDR’s residential sector-leading GRESB score and best-in-class commitment to engaging in socially responsible ESG activities.

Senior Management

As previously announced, during the quarter and subsequent to quarter-end the Company,

●	Appointed Joe Fisher to President in addition to his responsibilities as CFO. In this role, Mr. Fisher, who has served as Senior Vice President and CFO since January 2017, has taken on additional oversight in the areas of Company-wide innovation, information technology, and human capital.
●	Appointed Patsy Doerr to Senior Vice President – Chief ESG and People Officer. Ms. Doerr is an expert and thought leader in the field of corporate social responsibility, diversity and inclusion, and sustainability and will help further accelerate the Company’s best-in-class ESG efforts.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter 2022 in the amount of $0.38 per share. The dividend will be paid in cash on August 1, 2022 to UDR common shareholders of record as of July 11, 2022. The second quarter 2022 dividend will represent the 199th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 27, 2022 to discuss second quarter results as well as high-level views for 2022. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the teleconference dial 877-423-9813 for domestic and 201-689-8573 for international. A passcode is not necessary.

Given a high volume of conference calls occurring during this time of year, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through August 27, 2022, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13731198, when prompted for the passcode. A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplement will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of June 30, 2022, UDR owned or had an ownership position in 58,328 apartment homes including 1,177 homes under development. For over 50 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.